Exhibit 10.1

Name:
Number of Performance Stock Units at Target:
Date of Grant:
Vesting Date(s):	The [●] anniversary of the Date of Grant
HILLMAN SOLUTIONS CORP.
2021 EQUITY INCENTIVE PLAN
PERFORMANCE STOCK UNIT AGREEMENT
This agreement (this “Agreement”) evidences a grant (the “Award”) of Performance Stock Units (“PSUs”) by Hillman Solutions Corp. (the “Company”) to the individual named above (the “Participant”), pursuant to and subject to the terms of the Hillman Solutions Corp. 2021 Equity Incentive Plan (as from time to time amended and in effect, the “Plan”). Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.
1.    Grant of PSUs. On the date set forth above (the “Date of Grant”), the Company granted to the Participant the number of Performance Stock Units (“PSUs”) set forth above. The number of PSUs, if any, that the Participant is eligible to earn will depend on the extent to which the Company achieves a performance goal set forth on Appendix A hereto (“Appendix A”) for the performance cycle set forth therein (the “Performance Cycle”). The Award grants the Participant the conditional right to receive, without payment and pursuant to and subject to the terms and conditions set forth in this Agreement and in the Plan, one share of Stock (a “Share”) for each PSU that is earned based on achievement of the performance goal for the Performance Cycle as set forth in Appendix A, subject to adjustment pursuant to Section 7 of the Plan in respect of certain transactions occurring after the Date of Grant. The number of PSUs set forth above is based upon achievement of the “Target” level of performance with respect to the performance goal specified in Appendix A. The Participant will not earn any PSUs under the Award if the Company’s performance during the Performance Cycle is below the “Threshold” performance level specified in Appendix A. If actual performance with respect to the performance goal for the Performance Cycle equals or exceeds the “Threshold” level specified in Appendix A for the performance goal, the number of PSUs earned will be based on the payout curve as specified in Appendix A.
The PSUs are granted to the Participant in connection with the Participant’s Employment with the Company. For greater certainty, for PSUs granted to Participants subject to Canadian tax, the first year of service that gives rise to the PSU grant is the first calendar year in which the first fiscal year of the Performance Cycle.
2.    Determination of Achievement of Performance Levels. Following the end of the Performance Cycle (but no later than the first 90 days thereafter), the Compensation Committee of the Company’s Board of Directors, in its sole and absolute discretion, shall determine whether, and the extent to which, the Company has achieved the performance goal set forth on Appendix A and the number of PSUs that have been earned by the Participant for the Performance Cycle. Notwithstanding anything contained on Appendix A to the contrary, the Compensation Committee may in its sole discretion increase or decrease the number of PSUs determined to be earned for the Performance Cycle (or the related levels of achievement of the performance goal) to equitably account for any events or developments affecting achievement of the performance goal occurring during the Performance Cycle that were not anticipated at the Date of Grant. In the event of a Covered Transaction, including a Change in Control (as defined in the Hillman Solutions Corp. Executive Severance Plan as in effect on the date of grant), the Compensation

Committee may, in its sole and absolute discretion, and without the consent of the Participant, take such actions with respect to the Award as are permitted under Section 7(a) of the Plan, including accelerating the Award and determining the appropriate levels of achievement of the performance goal.
3.    Cessation of Employment.
a.    Except as expressly provided for in this Section 3 or in a written agreement between the Participant and the Company or one of its affiliates that is in effect at the time of such cessation of Employment, if the Participant’s Employment ceases for any reason at any time prior to the vesting date set forth above (such date being referred to as the “Vesting Date”), the Award will be immediately forfeited for no consideration.
b.    Notwithstanding the foregoing, if the Participant’s Employment is terminated prior to the Vesting Date (i) due to the Participant’s death or Disability at any time prior to the Vesting Date, or (ii) other than for Cause during the two-year period commencing on the date of a Change in Control, then in each case the Participant shall be deemed to have earned the target number of PSUs subject to this Award, without pro-ration.
4.    Delivery of Shares. The Company shall, as soon as practicable after the Vesting Date or, in the event of an event specified in Section 3(b) above prior to the Vesting Date as soon as practicable after the Participant’s termination of Employment (but, in each such case, not later than thirty (30) days thereafter, or in the event of the Participant’s death, where additional time is needed for administrative reasons, at such later time as is permitted under Section 409A of the Code), effect delivery of the Shares with respect to such earned PSUs to the Participant (or, in the event of the PSUs have passed to the estate or beneficiary of the Participant upon the Participant’s death or a permitted transferee, to such estate or beneficiary or permitted transferee) and, following such delivery of Shares, the Award shall cease to be outstanding. For greater certainty, for Participants subject to taxation in Canada, the Administrator retains the discretionary authority to settle the vested PSUs in either Shares or a cash equivalent no later than December 31st of the third year of service following the first year of service in respect of the PSU. For greater certainty, the Administrator intends to settle the vested PSUs in Shares, however, it retains ultimate discretionary authority to elect the form of settlement.
5.    Restrictions on Transfer. The PSUs may not be transferred except as expressly permitted under Section 6(a)(3) of the Plan.
6.    Forfeiture; Recovery of Compensation. By accepting, or being deemed to have accepted, the PSUs, the Participant expressly acknowledges and agrees that his or her rights, and those of any permitted transferee, with respect to the PSUs, including the right to any Shares acquired in respect of the PSUs and any amounts received in respect thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision). The Participant further agrees to be bound by the terms of any applicable clawback or recoupment policy and any stock ownership guidelines of, or established by, the Company. Nothing in the preceding sentence will be construed as limiting the general application of Section 8 of this Agreement.
7.    Taxes. The Participant expressly acknowledges and agrees that the Participant’s rights hereunder, including the right to be issued Shares upon settlement of the Award, are subject to the Participant promptly paying to the Company in cash or by check (or by such other means as may be acceptable to the Administrator) all taxes and other amounts required to be withheld. No Shares will be issued in respect of the Award unless and until the Participant has remitted to the Company an amount in cash sufficient to satisfy any withholding requirements or has made other arrangements satisfactory to the Company with respect to such amounts. Unless otherwise determined by the Company, the Company shall automatically satisfy any tax withholding obligations by withholding from the Shares that would otherwise be delivered in connection with a vesting date a number of Shares having a value equal to the minimum statutory amount (or, in the Company’s discretion, such other amount permitted under Section 6(a)(6) of the Plan) required to be withheld to satisfy such tax withholding obligations and/or by causing such number of Shares to be sold in accordance with a sell-to-cover arrangement. The Participant authorizes the Company and its subsidiaries to withhold any amounts due in respect of any required withholdings by withholding from the Shares otherwise deliverable in connection with the PSUs, by causing such Shares to be sold in accordance with a sell-to-cover arrangement and/or by withholding from any amounts otherwise owed to the Participant. Nothing in this Section 7, however, shall be construed as relieving the Participant of any liability for satisfying his or her tax obligations relating to the Award. If a sell-to-cover arrangement is selected as contemplated hereunder the Participant shall bear all costs associated with the sale of Shares under such arrangement.
8.    Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Date of Grant has been made available to the Participant. By accepting, or being deemed to have accepted, the Award, the Participant agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.
9.    Acknowledgements. The Participant acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, (ii) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder, and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.
(Signatures are on the following page)

The Company, by its duly authorized officer, and the Participant have executed this Agreement.
HILLMAN SOLUTIONS CORP.

By: _____________________________
Name: ___________________________
Title: ____________________________
Agreed and Accepted:

By: _____________________________
[Participant’s Name]